Exhibit 4.3

U.S. $1,000,000,000

364-DAY CREDIT AGREEMENT

Dated as of December 22, 2003

among

TYCO INTERNATIONAL GROUP S.A.,

Borrower,

TYCO INTERNATIONAL LTD.,
Parent Guarantor

BANK OF AMERICA, N.A.,
as Paying Agent

and

The Other Lenders Party Hereto

BANK OF AMERICA, N.A.,

CITICORP NORTH AMERICA, INC.,

as

Co-Administrative Agents

ABN AMRO BANK N.V.,

DEUTSCHE BANK SECURITIES INC.,

JPMORGAN CHASE BANK,

as

Co-Syndication Agents

GOLDMAN SACHS CREDIT PARTNERS L.P.,

MORGAN STANLEY BANK,

UBS LOAN FINANCE LLC,

as

Co-Documentation Agents

BANC OF AMERICA SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

as

Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Section
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms.
1.02	Other Interpretive Provisions.
1.03	Accounting Terms.
1.04	References to Agreements and Laws.
1.05	Times of Day.

ARTICLE II. THE COMMITMENTS AND BORROWINGS
2.01	Loans.
2.02	Borrowings, Conversions and Continuations of Loans.
2.03	Prepayments.
2.04	Termination or Reduction of Commitments.
2.05	Repayment of Loans; Term–Out Option.
2.06	Interest.
2.07	Fees.
2.08	Computation of Interest and Fees.
2.09	Evidence of Debt.
2.10	Payments Generally.
2.11	Sharing of Payments.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes.
3.02	Illegality.
3.03	Inability to Determine Rates.
3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.
3.05	Funding Losses.
3.06	Matters Applicable to all Requests for Compensation.
3.07	Survival.
3.08	Substitution of Lender.

ARTICLE IV. CONDITIONS PRECEDENT TO EFFECTIVENESS AND BORROWINGS
4.01	Conditions to Effectiveness.
4.02	Conditions to all Borrowings.

ARTICLE V. REPRESENTATIONS AND WARRANTIES
5.01	Corporate Existence and Power.
5.02	Corporate and Governmental Authorization; No Contravention.
5.03	Binding Effect.
5.04	Financial Information.
5.05	Litigation.
5.06	Compliance with ERISA.
5.07	Environmental Matters.
5.08	Insurance.
5.09	Taxes.
5.10	Subsidiaries.
5.11	Not an Investment Company or Public Utility Holding Company.

i

5.12	Margin Regulations.
5.13	Full Disclosure.
5.14	Ownership of Property; Liens.
5.15	Obligations to Be Pari Passu.
5.16	Tax Shelter Regulations.

ARTICLE VI. COVENANTS
6.01	Information.
6.02	Payment of Obligations.
6.03	Maintenance of Property; Insurance.
6.04	Conduct of Business and Maintenance of Existence.
6.05	Compliance with Laws.
6.06	Inspection of Property, Books and Records.
6.07	Limitation on Restrictions on Subsidiary Dividends and Other Distributions.
6.08	Total Debt.
6.09	Restrictions on Liens.
6.10	Consolidations, Mergers and Sales of Assets.
6.11	Transactions with Affiliates.
6.12	Restricted Payments.
6.13	Financial Covenants.
6.14	Subsidiary Guarantors.
6.15	Use of Proceeds.

ARTICLE VII. EVENTS OF DEFAULT AND REMEDIES
7.01	Events of Default.
7.02	Remedies Upon Event of Default.
7.03	Application of Funds.

ARTICLE VIII. PAYING AGENT
8.01	Appointment and Authorization of Paying Agent.
8.02	Delegation of Duties.
8.03	Liability of Paying Agent.
8.04	Reliance by Paying Agent.
8.05	Notice of Default.
8.06	Credit Decision; Disclosure of Information by Paying Agent.
8.07	Indemnification of Paying Agent.
8.08	Paying Agent in its Individual Capacity.
8.09	Successor Paying Agent.
8.10	Paying Agent May File Proofs of Claim.
8.11	Guaranty Matters.
8.12	Other Agents; Arrangers and Managers.

ARTICLE IX. GUARANTEE
9.01	The Guarantee.
9.02	Guarantee Unconditional.
9.03	Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.
9.04	Waiver by the Parent.
9.05	Subrogation.
9.06	Stay of Acceleration.

ARTICLE X. MISCELLANEOUS
10.01	Amendments, Etc.

10.02	Notices and Other Communications; Facsimile Copies.
10.03	No Waiver; Cumulative Remedies.
10.04	Attorney Costs, Expenses and Taxes.
10.05	Indemnification by the Borrower.
10.06	Payments Set Aside.
10.07	Successors and Assigns.
10.08	Confidentiality.
10.09	Set-off.
10.10	Interest Rate Limitation.
10.11	Counterparts.
10.12	Integration.
10.13	Survival of Representations and Warranties.
10.14	Severability.
10.15	Governing Law.
10.16	Judgment Currency.
10.17	Waiver of Right to Trial by Jury.
10.18	Waiver of Immunities

SIGNATURES

SCHEDULES

1	Pricing Grid
2.01	Commitments and Commitment Percentages
5.05	Litigation
10.02	Paying Agent’s Office, Certain Addresses for Notices

EXHIBITS
Form of

A	Loan Notice
B	Note
C	Assignment and Assumption
D-1	Opinion of General Counsel of the Parent
D-2	Opinion of Special Luxembourg Counsel to the Borrower
D-3	Opinion of Special Bermudian Counsel to the Parent
D-4	Opinion of Special New York Counsel to the Obligors
D-5	Opinion of Special New York Counsel to the Paying Agent
E	Subsidiary Guaranty

364-DAY CREDIT AGREEMENT

AGREEMENT dated as of December 22, 2003 among TYCO INTERNATIONAL GROUP S.A., a Luxembourg company (the “Borrower”), TYCO INTERNATIONAL LTD., a Bermuda company (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A. as Paying Agent (in such capacity, the “Paying Agent”).

The Borrower has requested that the Lenders provide to the Borrower a 364-day revolving credit facility in the amount of $1,000,000,000, and the Lenders are willing to do so on and subject to the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Accumulated Other Comprehensive (Loss) Income” on any date means the amount of “Accumulated Other Comprehensive (Loss) Income” of the Parent and its Subsidiaries as of the end of the most recently completed fiscal quarter of the Parent prior to such date of determination determined on a consolidated basis in accordance with GAAP.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Paying Agent.

“Affiliate” means, as to any Person, (i) any other Person that directly, or indirectly through one or more intermediaries, controls such first Person or (ii) any Person which is controlled by or is under common control with such controlling Person, provided, that neither the Parent nor any Subsidiary shall be deemed to be an Affiliate of a Principal Obligor.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Persons”  means the Paying Agent, the Co-Administrative Agents and the Co-Syndication Agents, together with their respective Affiliates (including, in the case of Bank of America in its capacity as the Paying Agent, Banc of America Securities LLC as Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Applicable Facility Fee Rate” means, for any Rating Level Period, the rate per annum specified in Schedule 1 opposite the reference to such Rating Level Period under the heading

“Applicable Facility Fee Rate”, each change in the Applicable Facility Fee Rate resulting from a Rating Level Change to be effective on the date of such Rating Level Change.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Eurodollar Rate Loans, its Eurodollar Lending Office.

“Applicable Margin” means, with respect to any Eurodollar Rate Loan, for any Rating Level Period, the rate per annum set forth in Schedule 1 opposite the reference to such Rating Level Period under the heading “Applicable Margin”, each change in the Applicable Margin resulting from a Rating Level Change to be effective on the date of such Rating Level Change.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Banc of America Securities LLC and Citigroup Global Markets Inc., in their respective capacities as joint lead arrangers and joint bookrunners.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm.

“Attributable Debt” means, on any date, the sum of (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear as a liability on the balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount that would appear as a liability on the balance sheet of such Person prepared as of such date in accordance with GAAP if the relevant lease were accounted for as a capital lease.

“Availability Period” means the period from the Closing Date to the earliest of (a) the Termination Date, (b) the date of termination of the Commitments pursuant to Section 2.04, and (c) the date of termination of the Commitment of each Lender pursuant to Section 7.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate”  means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% per annum and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means, at any time, a Loan that bears interest based on the Base Rate.

“Bermuda Companies Law” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Parent.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Paying Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Closing Date” means the date as of which the Paying Agent notifies the Borrower that all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Administrative Agents” means Bank of America, N.A. and Citicorp North America, Inc., as Co-Administrative Agents.

“Co-Documentation Agents” means Goldman Sachs Credit Partners L.P., Morgan Stanley Bank and UBS Loan Finance LLC, as Co-Documentation Agents.

“Co-Syndication Agents” means ABN Amro Bank N.V., Deutsche Bank Securities Inc. and JPMorgan Chase Bank, as Co-Syndication Agents.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Percentage” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Commitment of each Lender to make Loans has been terminated pursuant to Section 7.02, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Commitment of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Consolidated EBITDA” means, for any fiscal period, Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  (a) Consolidated Interest Expense for such period, (b) Federal, state and local income tax (and franchise tax imposed in lieu of income tax) expense for such period, (c) the amount of depreciation and amortization expense deducted in determining Consolidated Net Income for such period, (d) the amount of rental payments with respect to Synthetic Lease Obligations deducted in determining such Consolidated Net Income, and (e) minority interests in other Persons.

“Consolidated Funded Debt” means, as of any date of determination, the aggregate amount of Debt of the Parent and its Consolidated Subsidiaries (without duplication), determined on a consolidated basis, as of such date (including Attributable Debt); provided that (i) if a Permitted Securitization Transaction is outstanding at such date and is accounted for as a sale of accounts receivable, chattel paper, general intangibles, or the like, under GAAP, Consolidated Funded Debt determined as aforesaid shall be adjusted to include the additional Debt, determined on a consolidated basis as of such date, which would have been outstanding at such date had such Permitted Securitization Transaction been accounted for as a borrowing at such date, and (ii) Consolidated Funded Debt shall in any event include any Preferred Stock held by a Person other than the Parent or a Wholly-Owned Consolidated Subsidiary, at the higher of its voluntary or involuntary liquidation value; and provided that Consolidated Funded Debt shall not include letters of credit, bank guarantees and similar instruments that the Borrower has identified to the Paying Agent as supporting Performance Obligations of the Parent and any of its Subsidiaries; and provided, further, that Guarantees shall be valued as provided in the definition of “Guarantee”, and provided that Consolidated Funded Debt shall not include Debt of a joint venture, partnership or similar entity which is Guaranteed by the Parent or a Consolidated Subsidiary by virtue of the joint venture, partnership or similar arrangement with respect to such entity or by operation of applicable law (and not otherwise) except to the extent that the aggregate outstanding principal amount of such excluded Debt at any date exceeds $50,000,000.

“Consolidated Interest Expense” means, for any fiscal period (without duplication), (a) the consolidated interest expense of the Parent and its Consolidated Subsidiaries for such period plus (b) if a Permitted Securitization Transaction outstanding during such period is accounted for as a sale of accounts receivable, chattel paper, general intangibles or the like under GAAP, the additional consolidated interest expense that would have accrued during such period had such Permitted Securitization Transaction been accounted for as a borrowing during such period plus (c) the amount of dividends payable (in cash) at the rate stated in the relevant certificate of designation or authorizing documentation during such period with respect to Preferred Stock of the Parent and its Subsidiaries, in each case determined on a consolidated basis.

“Consolidated Leverage Ratio” means, at any time, the ratio of (a) Consolidated Funded Debt at such time to (b) Consolidated EBITDA for the then most recently concluded period of the four consecutive fiscal quarters of the Parent.

“Consolidated Net Income” means, for any fiscal period, the consolidated net income of the Parent and its Consolidated Subsidiaries for such period, after eliminating therefrom all Extraordinary Gains and Losses.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis as of such date and adjusted so as to exclude the effect of Accumulated Other Comprehensive (Loss) Income as of such date.

“Consolidated Subsidiary” means, at any date, with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP, and unless otherwise specified, Consolidated Subsidiary means a Consolidated Subsidiary of the Parent.

“Consolidated Tangible Assets” means, at any time, the total assets less all Intangible Assets appearing on the balance sheet of the Parent and its Consolidated Subsidiaries as of the end of the most recently concluded fiscal quarter of the Parent, prepared on a consolidated basis in accordance with GAAP.

“Debt” of any Person means, at any date, without duplication, (i) the principal of all obligations of such Person for borrowed money, (ii) the principal of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services recorded on the books of such Person, except for (a) trade and similar accounts payable and accrued expenses arising in the ordinary course of business, (b) employee compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (c) obligations in respect of trade letters of credit supporting trade and similar accounts payable arising in the ordinary course of business, (d) obligations in respect of customer advances received in the ordinary course of business and (e) obligations in connection with earnout and holdback agreements in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized on the books of such Person in accordance with GAAP, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, (vi) Synthetic Lease Obligations, (vii) without duplication, all Debt of others Guaranteed by such Person; and provided that the term “Debt” shall not include:

(A) Intercompany Debt; or

(B) performance bonds, performance guaranties, letters of credit, bank guaranties and similar instruments to the extent that the outstanding reimbursement obligations of such Person in respect thereof are collateralized by cash or cash equivalents, which cash or cash equivalents would not be reflected as assets on a balance sheet of such Person prepared in accordance with GAAP; or

(C)           contingent reimbursement obligations in respect of performance bonds, performance guaranties, bank guaranties or letters of credit issued in lieu of performance bonds or performance guaranties or similar instruments, in each case, incurred by such Person in the ordinary course of business; or

(D)          contingent reimbursement obligations in respect of trade letters of credit, or similar instruments, in each case, incurred by such Person in the ordinary course of business; or

(E)           contingent reimbursement obligations in respect of standby letters of credit or similar instruments securing self-insurance or fully-fronted insurance obligations of such Person; or

(F)           Nonrecourse Debt;

in each case with respect to (C), (D) and (E), so long as the underlying obligation supported thereby does not itself constitute Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, with respect to a Base Rate Loan, the Base Rate plus 2% per annum; and with respect to a Eurodollar Rate Loan, the Eurodollar Rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Paying Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Officer” means the chairman, president, chief financial officer or treasurer of the Parent or the treasurer or controller of Tyco International (US) Inc.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Paying Agent.

“Eligible Assignee” has the meaning specified in Section 10.07(g).

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions,

permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Obligor or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means any Obligor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Obligor, are treated as a single employer under Section 414 of the Code.

“Eurodollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurodollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by notice to the Borrower and the Paying Agent.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan:

(a)           the rate per annum equal to the rate determined by the Paying Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Paying Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Paying Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means, at any time, a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

“Event of Default” has the meaning specified in Section 7.01.

“Existing Credit Agreements” means, collectively, (a) the Five-Year Credit Agreement dated as of February 7, 2001, among the Borrower, the Parent, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) as Administrative Agent and the lenders party thereto and (b) the 364-Day Revolving Credit Agreement dated as of January 31, 2003, among the Borrower, the Parent, Sensormatic Electronics Corporation, Scott Technologies, Inc., and Innerdyne, Inc., as Parent Subsidiary Guarantors, and Bank of America, N.A., as Administrative Agent and the lenders party thereto.

“Existing Litigation” has the meaning set forth in Section 5.05.

“Extraordinary Gains and Losses” means and includes, for any fiscal period, (i) all extraordinary gains and losses and all other material (whether considered individually or in the aggregate) nonrecurring non-cash items of the Parent and its Consolidated Subsidiaries for such period, determined on a consolidated basis, (ii) gains or losses from the discontinuance of operations and gains or losses of the Parent and its Consolidated Subsidiaries for such period resulting from the sale, conversion or other disposition of material assets of the Parent or any Consolidated Subsidiary other than in the ordinary course of business, (iii) cash payments pursuant to judgments in and/or settlements of the Existing Litigation, and (iv) cash charges incurred after September 30, 2003 relating to divestitures and restructurings to the extent that the aggregate amount of such charges does not exceed $500,000,000.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Paying Agent.

“Fee Letters” means, collectively, (a) the letter dated as of November 3, 2003 between the Borrower, the Arrangers and the Co-Administrative Agents and (b) the letter dated as of December 9, 2003 between the Borrower and the Paying Agent.

“Financing Documents” means this Agreement, each Note, the Fee Letters and each Subsidiary Guaranty (if any).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” has the meaning set forth in Section 10.07(g).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person (without duplication) (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (excluding the Borrower or any Affiliate of the Borrower) (the “primary obligor”) in any manner, whether directly or indirectly, by way of guarantee, standby letter of credit or otherwise, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (and, if not so assumed, the amount of any such Guarantee shall be equal to the lesser of (i) the value of the assets subject to such Lien and (ii) the amount of the relevant Debt or other obligation), excluding however endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith and (ii) the stated maximum amount of such Guarantee.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Parent and each Subsidiary Guarantor.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Intangible Assets” means, at any date, the amount (if any) which would be stated under the heading “Goodwill and Other Intangible Assets, Net” or under any other heading relating to intangible assets separately listed, in each case, on the face of a balance sheet of the Parent and its Consolidated Subsidiaries prepared on a consolidated basis as of such date.

“Intercompany Debt” means (i) Debt of the Parent owed to a Subsidiary and (ii) Debt of a Subsidiary owed to the Parent or another Subsidiary.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan, the Termination Date and, if the Term-Out Option has been exercised and is in effect, the Maturity Date, provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates within such Interest Period that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, each Quarterly Payment Date, the Termination Date and, if the Term-Out Option has been exercised and is in effect, the Maturity Date.

“Interest Period” means, with respect to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period as is twelve months or less as requested by the Borrower and agreed to by all the Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           any Interest Period that would otherwise commence before and extend beyond the Termination Date shall end on the Termination Date; and

(d)           if any Interest Period in respect of a Term Loan would otherwise commence before and extend beyond the Maturity Date, such Interest Period shall end on the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest, or any preferential arrangement having substantially the same effect as a security interest (including any conditional sale or other title retention agreement (not including an operating lease) and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means, collectively, each loan made pursuant to Section 2.01 and each Term Loan.

“Loan Notice” has the meaning specified in Section 2.02.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or material adverse effect on (i) the business, assets, liabilities (actual or contingent), consolidated financial position or consolidated results of operations of the Parent and its Consolidated Subsidiaries taken as a whole, (ii) the ability of the Obligors to perform their obligations under the Financing Documents, or (iii) the rights and remedies of the Paying Agent or any Lender under the Financing Documents.

“Material Debt” means Debt in an aggregate outstanding principal amount exceeding $50,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Maturity Date” has the meaning set forth in Section 2.05(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its business of rating debt securities.

“Moody’s Rating” means, at any time, the rating of the Borrower’s senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other Person or subject to any other credit enhancement.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA either (a) to which any member of the ERISA Group is then making or accruing an obligation to make contributions or (b) has at any time within the preceding five plan years been maintained, or contributed to, by any Person who was at such time a member of the ERISA Group for employees of any Person who was at such time a member of the ERISA Group.

“Nonrecourse Debt” means, at any time, all Debt of Subsidiaries of the Parent outstanding at such time incurred on terms that recourse may be had to such Subsidiary only to the extent of enforcing security over those assets acquired, financed, developed or exploited with the proceeds of such Debt and not by way of action against such Subsidiary (nor against the Parent or any other Subsidiary of the Parent) as a general and unconditional obligor of such Debt, provided that, such Debt shall not exceed the cost to acquire, finance, develop or exploit such assets (including associated costs and expenses).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Obligor arising under any Financing Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Obligor or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Obligors” means, at any time, collectively, the Borrower, the Parent and each Subsidiary Guarantor at such time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means on any date, the aggregate outstanding principal amount of Loans after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 10.07(d).

“Paying Agent” means Bank of America in its capacity as Paying Agent under any of the Financing Documents, or any successor paying agent.

“Paying Agent’s Office” means the Paying Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Paying Agent may from time to time notify the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Obligation” means (i) performance or warranty obligations under (or in connection with a contract bid for) supply, service, construction or other contracts, including, without limitation, bid and performance bonds or guaranties relating to the foregoing obligations and contracts or (ii) letters of credit or bank guarantees that support the obligations referred to in clause (i) or provide credit support for the obligations of a Person in connection with advance payments made to such Person.

“Permitted Acquired Debt” means Debt of a Person that exists at the time such Person becomes a Subsidiary or at the time the Parent or a Subsidiary acquires all or substantially all of the assets of such Person if such Debt is assumed by the Parent or such Subsidiary and was not created in contemplation of any such event (“Acquired Debt”), and which:

(a)           remains outstanding no more than 180 days after the date such Person becomes a Subsidiary (the “Acquisition Date”); or

(b)           remains outstanding more than 180 days after the Acquisition Date, but only if (i) 180 days after the Acquisition Date, the senior unsecured debt of the Borrower is rated at least BBB- by S&P or Baa3 by Moody’s, (ii) such Acquired Debt by its terms is not callable or redeemable prior to its stated maturity within 180 days after the Acquisition Date and (iii) such Person in good faith has made or caused to be made an offer to acquire all such Acquired Debt, including, without limitation, an offer to exchange such Acquired Debt for securities of the Borrower or the Parent, on terms which, in the opinion of an independent investment banking firm of national reputation and standing, are consistent with market practices in existence at the time for offers of a similar nature, provided that the expiration date of any such offer shall not be later than the date 180 days after the Acquisition Date, and provided further that if Acquired Debt which becomes Permitted Acquired Debt under this clause (b) thereafter becomes callable or redeemable prior to its stated maturity, such Acquired Debt shall cease to be Permitted Acquired Debt under this clause (b) 90 days after it becomes so callable or redeemable; or

(c)           remains outstanding more than 180 days after the Acquisition Date and is not Permitted Acquired Debt under clause (b), but only if and to the extent that the aggregate outstanding principal amount of Permitted Acquired Debt under this clause (c) at no time exceeds 5% of the Consolidated Tangible Assets of the Parent.

“Permitted Securitization Transaction” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Parent and/or any of its Subsidiaries, and financing secured by the assets so sold, pursuant to which the Parent and its Subsidiaries realize aggregate net proceeds of not more than $1,500,000,000, including, without limitation, any revolving purchase(s) of such assets where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) therefor does not exceed $1,500,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Preferred Stock” means any preferred and/or redeemable capital stock of the Parent or any Subsidiary, as the case may be, that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or prior to the Termination Date.

“Principal Obligor” means each of the Borrower and the Parent.

“Property” means any interest of any kind in any property or assets, whether real, mixed or personal and whether tangible or intangible.

“Quarterly Payment Dates” means the last Business Day of each March, June, September and December.

“Rating Level” refers to pricing hereunder determined on the basis of the applicable Rating Level Period.

“Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period, a Rating Level 5 Period or a Rating Level 6 Period; provided that:

(i)            “Rating Level 1 Period” means a period during which the Moody’s Rating is at or above A3 or the S&P Rating is at or above A-;

(ii)           “Rating Level 2 Period” means a period that is not a Rating Level 1 Period, during which the Moody’s Rating is at or above Baa1 or the S&P Rating is at or above BBB+;

(iii)          “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period, during which the Moody’s Rating is at or above Baa2 or the S&P Rating is at or above BBB;

(iv)          “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period, during which the Moody’s Rating is at or above Baa3 or the S&P Rating is at or above BBB-;

(v)           “Rating Level 5 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period, during which the Moody’s Rating is at or above Ba1 or the S&P Rating is at or above BB+; and

(vi)          “Rating Level 6 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period;

and provided, further, that if the Moody’s Rating and the S&P Rating differ by more than one Rating Level, then the applicable Rating Level Period shall be one Rating Level higher than the Rating Level resulting from the application of the lower of such ratings (for which purpose Rating Level 1 is the highest and Rating Level 5 is the lowest); and provided, further, that any period during which there is no Moody’s Rating and there is no S&P Rating shall be a Rating Level 6 Period.

“Rating Level Change” means a change in the Moody’s Rating or the S&P Rating that results in a change from one Rating Level Period to another, each Rating Level Change to be deemed to take effect on the date on which the relevant change in rating is first publicly announced by Moody’s or S&P.

“Refinancing” means, with respect to any financing, any instrument or agreement amending, restating, supplementing, extending, renewing, refunding, refinancing, replacing or otherwise modifying, in whole or in part, the documents governing such financing (and “Refinance” shall have a correlative meaning).

“Register” has the meaning set forth in Section 10.07(c).

“Request for Borrowing” means with respect to a conversion or continuation of Loans, a Loan Notice.

“Required Lenders” means, at any time, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 7.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means any of the following:  (i) the Chairman, President, Vice President and Chief Financial Officer, Treasurer and Secretary of the Parent or (ii) the Chairman, President, Vice President and Chief Financial Officer, Treasurer or Secretary of the Borrower or a Managing Director of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution on any shares of the Parent’s Stock (except to the extent such dividends and distributions are payable in shares of its Stock or Stock Equivalents) or (b) any payment (except to the extent payable in shares of the Parent’s Stock or Stock Equivalents) on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Parent’s Stock or (ii) any option, warrant or other right to acquire shares of the Parent’s Stock.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor to its business of rating debt securities.

“S&P Rating” means, at any time, the rating of the Borrower’s senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other Person or subject to any other credit enhancement.

“SEC” means the SEC, or any Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means, at any date, (a) any Consolidated Subsidiary which, including its consolidated subsidiaries, meets any of the following conditions:

(i)            the proportionate share attributable to such Consolidated Subsidiary of the total assets of the Parent and its Consolidated Subsidiaries (after intercompany eliminations) exceeds 15% of the total assets of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis as of the end of the most recently completed fiscal year; or

(ii)           the Parent’s and its Consolidated Subsidiaries’ equity in the income of such Consolidated Subsidiary from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exceeds 15% of such income of the Parent and its Consolidated Subsidiaries, determined on a consolidated basis for the most recently completed fiscal year; and

(b)           any other Subsidiary which is an Obligor.

“SPC” has the meaning specified in Section 10.07(h).

“Stock” means, with respect to any Person, any capital stock or equity securities of or other ownership interests in such Person.

“Stock Equivalents” means, with respect to any Person, options, warrants, calls or other rights entered into or issued by such Person to acquire any Stock of, or securities convertible into or exchangeable for Stock of, such Person.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantor” means each Subsidiary that has executed a Subsidiary Guaranty pursuant to Section 6.14.

“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary in substantially the form of Exhibit E.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Taxes” has the meaning set forth in Section 3.01(a).

“Termination Date” means December 20, 2004 (or if such day is not a Business Day, the next preceding Business Day).

“Term Loan” has the meaning set forth in Section 2.05(b).

“Term-Out Option” means the right of the Borrower to convert Loans outstanding on the Termination Date into Term Loans on and subject to the terms and conditions of Section 2.05(b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or to any other Person under Title IV of ERISA.

“United States” and “U.S.” mean the United States of America.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and investments by foreign nationals mandated by applicable law) are at the time beneficially owned, directly or indirectly, by the Parent.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Financing Document, unless otherwise specified herein or in such other Financing Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Financing Document shall refer to such Financing Document as a whole and not to any particular provision thereof.

(ii)           Article, Section, Exhibit and Schedule references are to the Financing Document in which such reference appears.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)           Section headings herein and in the other Financing Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Financing Document.

1.03        Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent (except for changes concurred in by the Parent’s independent auditors) with that used in preparing the financial statements referred to in Section 5.04(a), except as otherwise specifically prescribed herein.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Financing Document, and either the Borrower or the Required Lenders shall so request, the Paying Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Paying Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Financing Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Financing Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND BORROWINGS

2.01        Loans.

(a)           Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section 2.01 from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Outstanding Amount of the Loans of any Lender shall not exceed such Lender’s Commitment.

(b)           Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.

(c)           Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(d)           Each Borrowing under this Section 2.01 shall be in an aggregate amount of U.S.$10,000,000 or a larger multiple of U.S.$1,000,000 (except that any such Borrowing may be in the aggregate amount of the available Commitments) and shall be made from the several Lenders ratably in proportion to their respective Commitments.

2.02        Borrowings, Conversions and Continuations of Loans.

(a)           (i)            Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Paying Agent (each, a “Loan Notice”).

(ii)           Each Loan Notice must be received by the Paying Agent not later than 11:00 a.m. (A) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans, and (B) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Paying Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Paying Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; and not later than 8:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Paying Agent shall notify the Borrower whether or not the requested Interest Period has been agreed to by all the Lenders.

(iii)          Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

(iv)          Each Loan Notice shall be in substantially the form of Exhibit A and shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to

Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.

(v)           If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           (i)            Following receipt of a Loan Notice, the Paying Agent shall promptly notify each Lender of the amount of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Paying Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.

(ii)           Each Lender shall make the amount of its Loan constituting part of a Borrowing available to the Paying Agent in immediately available funds at the Paying Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.

(iii)          Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Paying Agent shall make all funds so received available to the Borrower in like funds as received by the Paying Agent either by (A) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (B) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Paying Agent by the Borrower.

(c)           (i)            Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.

(ii)           During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Paying Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Paying Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Paying Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03        Prepayments.

(a)           (i) The Borrower may, upon notice to the Paying Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Paying Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; and (B) any prepayment of Loans of either Type shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the then aggregate outstanding principal amount of the Loans of such Type.

(ii)  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Paying Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Commitment Percentages.

(b)           If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

2.04        Termination or Reduction of Commitments.

(a)           The Borrower may, upon notice to the Paying Agent, terminate the Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Paying Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the then Aggregate Commitments, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments.

(b)           The Paying Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.

(c)           Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage.

(d)           All facility fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.05        Repayment of Loans; Term–Out Option.  (a) Subject to the provisions of subsection (b) below, the Borrower agrees to repay in full to the Paying Agent for the account of the Lenders, on the Termination Date, the aggregate principal amount of Loans outstanding on such date, including the portion of such Loans, if any, not converted into Term Loans pursuant to subsection (b).

(b)           The Borrower may, by notice to the Paying Agent not later than 11:00 a.m. one Business Day prior to the Termination Date, subject to the conditions set forth below in this Section 2.05(b), elect to convert all or a portion of the aggregate outstanding principal amount of the Loans of each Lender as of the Termination Date to a term loan of such Lender in said amount (each, a “Term Loan” and collectively, the “Term Loans”), provided that in the event the Borrower elects so to convert only a portion of such Loans it shall so convert the same percentage of Loans then held by each Lender.  Each Term Loan shall bear interest, from and including the Termination Date until the payment thereof in full, at the rates provided for in Section 2.06 and shall otherwise constitute a Loan for all purposes of this Agreement.  The Borrower agrees to repay to the Paying Agent for the account of the Lenders the unpaid principal amount of the Term Loans on the date that is one year after the Termination Date or, if such date is not a Business Day, the immediately preceding Business Day (the “Maturity Date”) (and any outstanding Note shall be deemed amended accordingly).  Anything in this Section 2.05(b) to the contrary notwithstanding, such conversion shall be subject to the conditions precedent that:

(i) the representations and warranties of the Borrower and each other Obligor contained in Article V (other than the representation and warranty set forth in Section 5.04(b) or 5.05(a)) or any other Financing Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Termination Date, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case it shall be true and correct as of such earlier date; and

(ii) no Default shall exist, or would result from such conversion.

Any notice of conversion delivered by the Borrower in accordance with this Section 2.05(b) shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such notice and, unless the Borrower after delivery of such notice otherwise notifies the Paying Agent prior to the Termination Date, as of such date).

2.06        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period relating thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

(b)           If any amount payable by the Borrower under any Financing Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, by mandatory prepayment or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Furthermore, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07        Fees.

(a)           Facility Fee.  The Borrower shall pay to the Paying Agent, for the account of each Lender in accordance with its Commitment Percentage, a facility fee at a rate per annum equal to the Applicable Facility Fee Rate times the actual daily amount of the Aggregate Commitments as reduced from time to time pursuant to Section 2.04 (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Loans), regardless of usage.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date, and on the Termination Date (and, if applicable, thereafter on demand); provided, however that the facility fee will not be payable with respect to the period after the Term-Out Option has been exercised and made effective.

(b)           Other Fees.  (i) The Borrower shall pay to the Arrangers and the Paying Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

2.09        Evidence of Debt.

(a)           The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Paying Agent in the ordinary course of business.  The accounts or records maintained by the Paying Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Paying Agent in respect of such matters, the accounts and records of the Paying Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Paying Agent, the Borrower shall execute and deliver to such Lender (through the Paying Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In the event of any conflict between the accounts and records maintained by the Paying Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Paying Agent shall control in the absence of manifest error.

2.10        Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Paying Agent, for the account of the respective Lenders to which such payment is owed, at the Paying Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Paying Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Paying Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue; provided that payment shall be deemed received by 2:00 p.m. if the Borrower provides the Paying Agent with written confirmation of a Federal Reserve Bank reference number no later than 4:00 p.m. on such Business Day.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Unless the Borrower or any Lender has notified the Paying Agent, prior to the date any payment is required to be made by it to the Paying Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Paying Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may

(but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Paying Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Paying Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Paying Agent to such Lender to the date such amount is repaid to the Paying Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Paying Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Paying Agent to the Borrower to the date such amount is recovered by the Paying Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Paying Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Paying Agent’s demand therefor, the Paying Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Paying Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Paying Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Paying Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Paying Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Paying Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Paying Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11        Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Paying Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Paying Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Any and all payments by each Principal Obligor to or for the account of the Paying Agent or any Lender under any Financing Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Paying Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Paying Agent or such Lender, as the case may be, is organized or maintains an Applicable Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If either Principal Obligor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Financing Document to the Paying Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Paying Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Principal Obligor shall make such deductions, (iii) such Principal Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, such Principal Obligor shall furnish to the Paying Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, each Principal Obligor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Financing Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Financing Document (hereinafter referred to as “Other Taxes”).

(c)           Each Principal Obligor agrees to indemnify the Paying Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Paying Agent and such Lender with respect to any sum payable under any Financing Document and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Paying Agent makes a demand therefor.

(d)           If either Principal Obligor is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender in the good faith exercise of its discretion, is not otherwise materially disadvantageous to such Lender.

(e)           The Paying Agent and each Lender shall use reasonable efforts to promptly furnish to a Principal Obligor properly completed and executed copies of such forms as such Principal Obligor may reasonably request in connection with Taxes imposed with respect to sums payable under any Financing Document to the Paying Agent or Lender (as the case may be), provided that nothing in this Section 3.01(e) shall require the Paying Agent or any Lender to disclose any confidential or proprietary information.

3.02        Illegality.  If, after the date of this Agreement, any Lender determines in its reasonable judgment that the adoption of, or any change in or in the interpretation or administration of, any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Paying Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Paying Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Paying Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the then current Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different ApplicableLending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03        Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Paying Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Paying Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a)           If, after the date of this Agreement, any Lender determines in its reasonable judgment that the adoption of, or any change in or in the interpretation or administration of, any applicable Law, or such Lender’s compliance therewith, has resulted in an increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Applicable Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within 30 days of demand of such Lender (with a copy of such demand to the Paying Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Applicable Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within 30 days of demand of such Lender (with a copy of such demand to the Paying Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Paying Agent) of such additional interest from such Lender.  If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

(d)           Each Lender will promptly notify the Borrower and the Paying Agent of any event of which it has knowledge, occurring after the date of this Agreement, which will entitle such Lender to compensation pursuant to this Section 3.04; provided that (i) if any Lender fails to give such notice within 90 days after it obtains actual knowledge of such an event (or, in the exercise of ordinary due diligence, should have obtained actual knowledge thereof), such Lender shall only be entitled to payment under this Section 3.04 for costs incurred from and after the date 90 days prior to the date that such Lender does give such notice and (ii) each such Lender will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender in the good faith exercise of its discretion, be otherwise disadvantageous to such Lender.

3.05        Funding Losses.  Upon demand of any Lender (with a copy to the Paying Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of an Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to comply with its obligation to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Matters Applicable to all Requests for Compensation.  Any Lender or Agent claiming compensation under this Article III shall deliver to the Paying Agent, who shall deliver to the Borrower contemporaneously with the demand for payment a certificate setting forth in reasonable detail the calculation of any additional amount or amounts to be paid to it hereunder and the basis used to determine such amounts and such certificate shall be conclusive in the absence of manifest error.  In determining such amount, the Paying Agent or such Lender will use any reasonable averaging and attribution methods.

3.07        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08        Substitution of Lender.  If any Lender (i) has demanded compensation for increased costs pursuant to Section 3.01 or 3.04 or is entitled to payments under Section 3.04(a) or (ii) has determined that the making or maintaining of any Eurodollar Rate Loan has become unlawful or impossible pursuant to Section 3.02 and similar additional interest or compensation has not been demanded by, or a similar determination has not been made by, all of the Lenders, the Borrower shall have the right to designate an assignee which is not an Affiliate of the Borrower to purchase for cash, pursuant to an Assignment and Assumption, the outstanding Loans and Commitment of such Lender and to assume all of such Lender’s other rights and obligations hereunder without recourse to or representation or warranty by, or expense to, such Lender (other than as set forth in the Assignment and Assumption), for a purchase price equal to (A) the outstanding principal amount of such Lender’s Loan plus (B) any accrued but unpaid interest thereon plus (C) the accrued but unpaid fees in respect of such Lender’s Commitment plus (D) such amount, if any, as would be payable pursuant to Section 3.05 if the Loan of such Lender were prepaid in full on the date of consummation of such assignment plus (E) any other amounts due and payable to such Lender hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO EFFECTIVENESS AND BORROWINGS

4.01        Conditions to Effectiveness.  This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 10.01):

(a)           The Paying Agent’s receipt of the following, each of which shall be originals, electronic copies or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Obligor, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Paying Agent and its legal counsel:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Paying Agent, each Lender and the Borrower;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)          certified copies of the charter, by-laws and other constitutive documents of each Principal Obligor and of resolutions of the Board of Directors of each Principal Obligor authorizing the making and performance by it of the

Financing Documents to which it is a party, together with incumbency certificates evidencing the identity, authority and capacity of each Person authorized to execute and deliver the Financing Documents thereunder;

(iv)          a favorable opinion of each of (i) the general counsel of the Parent, substantially in the form of Exhibit D-1, (ii) Allen & Overy, special Luxembourg counsel of the Borrower, substantially in the form of Exhibit D-2, (iii) Appleby, Spurling & Kempe, special Bermudian counsel of the Parent, substantially in the form of Exhibit D-3, (iv) Foley & Lardner, special New York counsel of the Obligors, substantially in the form of Exhibit D-4, and (v) special New York counsel to the Paying Agent, substantially in the form of Exhibit D-5;

(v)           a certificate signed by a Responsible Officer or Designated Officer certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the financial statements referred to in Section 5.04(a) that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vi)          evidence that the commitments under Existing Credit Agreements have been or concurrently with the Closing Date are being terminated and that all amounts thereunder have been paid in full or are being paid in full in cash out of the proceeds of the initial Borrowing;

(vii)         evidence of the consent of CT Corporation System in New York, New York to the appointment and designation provided for by Section 10.15(c) hereof; and

(viii)        such other assurances, certificates, documents, consents or opinions as the Paying Agent or the Required Lenders reasonably may require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Co-Administrative Agents and the Arrangers, the Borrower shall have paid all reasonable Attorney Costs of the Co-Administrative Agents and the Arrangers to the extent invoiced prior to or on the Closing Date, plus such additional amounts of reasonable Attorney Costs as shall constitute its reasonable estimate of reasonable Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Paying Agent).

(d)           The Closing Date shall have occurred on or before December 31, 2003.

The Paying Agent shall promptly notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

4.02        Conditions to all Borrowings.  The obligation of each Lender to honor any Request for Borrowing (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Obligor contained in Article V (other than, after the Closing Date, the representation and warranty set forth in Section 5.04(b) or 5.05(a)) or any other Financing Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case it shall be true and correct as of such earlier date;

(b)           No Default shall exist, or would result from such proposed Borrowing.

(c)           The Paying Agent shall have received a Request for Borrowing in accordance with the requirements hereof.

Each Request for Borrowing (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Principal Obligor represents and warrants to the Paying Agent and the Lenders that:

5.01        Corporate Existence and Power.  Each Principal Obligor is a company duly organized or formed and validly existing under the laws of its jurisdiction of organization or formation.  Each Principal Obligor has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

5.02        Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Principal Obligor of this Agreement and by the Borrower of the Notes: (a) are within its corporate or, if applicable, partnership, powers; (b) have been duly authorized by all necessary corporate or, if applicable, partnership, action on its part; (c) require no license, consent, approval or other action by or in respect of, or filing or registration with, any governmental body, agency or official, in each case, on its part; and (d) do not contravene, or constitute a default under, any provision of (i) applicable law or regulation, (ii) its Organization Documents, or (iii) any agreement or instrument evidencing or governing Debt of such Principal Obligor or any other material agreement, judgment, injunction, order, decree or other instrument binding upon such Principal Obligor.

5.03        Binding Effect.  This Agreement constitutes a legal, valid and binding agreement of such Principal Obligor and each Note, when executed and delivered in accordance with this Agreement, will constitute a legal, valid and binding obligation of the Borrower, in each case enforceable against such Principal Obligor in accordance with its terms.

5.04        Financial Information.

(a)  The consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of September 30, 2003 and the related consolidated statements of income, of shareholders’ equity and of cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP and set forth in the Parent’s 2003 Form 10-K, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Parent and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period.

(b)           Since September 30, 2003 there has been no Material Adverse Change.

5.05        Litigation.  There is no action, suit, proceeding or investigation pending against, or to the knowledge of the Parent threatened against or affecting, the Parent or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) except as set forth in the Parent’s filings of Forms 10K, 10Q or 8K on or before the date hereof or as set forth in Schedule 5.05 (the “Existing Litigation”), and except for shareholders’ derivative litigation or shareholders’ class actions based on the same facts and circumstances as the Existing Litigation, in which there is a reasonable possibility of an adverse decision which could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect or (b) which in any manner draws into question the validity or enforceability of any of the Financing Documents.

5.06        Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance, except where the failure to so comply could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect, with the presently applicable provisions of ERISA and the Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted in or could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA), which could, based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

5.07        Environmental Matters.  In the ordinary course of its business, the Parent conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Parent and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Parent has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, could not, based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

5.08        Insurance.  The properties of each Principal Obligor and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Principal Obligor or Subsidiary operates.

5.09        Taxes.  The Parent and its Significant Subsidiaries have filed all material tax returns which are required to be filed by them and have paid all taxes shown on such returns or pursuant to any material assessment received by the Parent or any Significant Subsidiary, except those assessments which are being contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Parent, adequate.

5.10        Subsidiaries.  Each of the Parent’s Consolidated Subsidiaries is duly organized or formed, validly existing and (to the extent such concept is applicable to it) in good standing under the laws of its jurisdiction of organization or formation, except (i) where the failure to be so organized, existing or in good standing could not, based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect or (ii) as a result of a transaction permitted by Section 6.10.  Each such Subsidiary has all legal powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

5.11        Not an Investment Company or Public Utility Holding Company.  Neither Principal Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.12        Margin Regulations.  Neither Principal Obligor is engaged principally or as one of its important activities in the business of buying or carrying margin stock within the meaning of Regulation U of the FRB, and no part of the proceeds of any extension of credit hereunder will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any such margin stock.

5.13        Full Disclosure.  All information heretofore furnished by or on behalf of the Obligors to the Paying Agent in connection with this Agreement does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading on the date when made; provided that with respect to projections, the Principal Obligors represent and warrant only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Principal Obligors and that no assurance can be given that such projections will be realized.

5.14        Ownership of Property; Liens.  Each of the Parent and each Consolidated Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Parent and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.09.

5.15        Obligations to Be Pari Passu.  The obligations of each Principal Obligor under this Agreement rank pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated obligations of such Principal Obligor.

5.16        Tax Shelter Regulations.  Each Principal Obligor does not intend to treat the Loans as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event such Principal Obligor determines to take any action inconsistent with such intention, it will promptly notify the Paying Agent thereof.  If a Principal Obligor so notifies the Paying Agent, such Principal Obligor acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE VI.
COVENANTS

The Parent agrees that so long as any Lender has any Commitment hereunder or any amount payable under this Agreement or any Note remains unpaid:

6.01        Information.  The Parent will deliver to the Paying Agent (which, except as otherwise provided below with respect to subsections (a), (b), (e) and (f), the Paying Agent shall promptly furnish to each Lender):

(a)           as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of shareholders’ equity and of cash flows for such fiscal year, setting forth, in each case in comparative form, the figures for the previous fiscal year, such consolidated statements to be reported on by PricewaterhouseCoopers LLP or other independent public accountants of internationally recognized standing in a manner complying with the applicable rules and regulations promulgated by the SEC;

(b)           as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Consolidated Subsidiaries as of the end of such quarter, the related consolidated statements of income for such quarter, and the related consolidated statements of income and cash flows for the portion of the Parent’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of income and of cash flows in comparative form the figures for the corresponding quarter (in the case of consolidated statements of income) and for the corresponding portion of the Parent’s previous fiscal year, all certified (subject to the absence of footnotes, audit and normal year-end adjustments) as to GAAP on behalf of the Parent by the chief financial officer or the chief accounting officer of the Parent or a Designated Officer;

(c)           simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate on behalf of the Parent signed by the chief financial officer or the chief accounting officer of the Parent or a Designated Officer (i) setting forth in reasonable detail the calculations required to establish whether the Parent was in compliance with the requirements of Sections 6.08, 6.09, 6.12 and 6.13 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth, in reasonable detail, the nature thereof and the action which the Parent is taking or proposes to take with respect thereto;

(d)           within five Business Days after any Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate on behalf of the Parent signed by a Responsible Officer of the Parent or a Designated Officer setting forth, in reasonable detail, the nature thereof and the action which the Parent is taking or proposes to take with respect thereto;

(e)           promptly following the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed;

(f)            promptly upon the filing thereof, copies of all final registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and final reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Parent or the Borrower shall have filed with the SEC;

(g)           promptly upon any Responsible Officer obtaining knowledge of the commencement of any action, suit or proceeding or investigation before any court, arbitrator or other governmental body against the Parent or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, a certificate on behalf of the Parent specifying the nature of such action, suit or proceeding and what action the Parent is taking or proposes to take with respect thereto;

(h)           promptly following, and in any event within 10 days of, any change in the Moody’s Rating or the S&P Rating, notice thereof; and

(i)            from time to time, upon reasonable notice, such additional information regarding the financial position or business of the Parent and its Subsidiaries as the Paying Agent, at the request of any Lender, may reasonably request.

Information required to be delivered pursuant to subsections (a), (b), (e) or (f) above shall be deemed to have been delivered on the date on which the Parent provides notice to the Paying Agent that such information has been posted on the Parent’s website on the Internet at the website address listed in Schedule 10.02, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to subsection 6.01(c) and (ii) the Parent shall deliver paper copies of the information referred to in subsections (a), (b), (e) or (f) to any Lender which requests such delivery.

6.02        Payment of Obligations.  The Parent will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where (i) any such failure to so pay or discharge could not, based upon the facts and circumstances in existence at the time, reasonably be expected to have a Material Adverse Effect or (ii) such liabilities or obligations may be contested in good faith by appropriate proceedings.  The Parent will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of such liabilities or obligations.

6.03        Maintenance of Property; Insurance.

(a)           Except as permitted by Section 6.04, the Parent will keep, and will cause each Subsidiary to keep, all property necessary in its business in good working order and condition, ordinary wear and tear excepted, unless the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect.

(b)           The Parent will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its assets and business against such casualties and contingencies, of such types (including, without limitation, loss or damage, product liability, business interruption, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations of established reputations engaged in the same or a similar business, unless the failure to maintain such insurance could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect.

6.04        Conduct of Business and Maintenance of Existence.  The Parent will:

(a)           not engage in any material business other than the holding of stock and other investments in its Subsidiaries and activities reasonably related thereto,

(b)           cause each Significant Subsidiary to engage in business of the same general type as now conducted by the Parent’s Significant Subsidiaries and reasonably related extensions thereof, and

(c)           preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect (i) their respective legal existence and (ii) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless in the case of either the failure of the Parent to comply with subclause (c) (ii) of this Section 6.04 or the failure of a Significant Subsidiary to comply with clause (b) or (c) of this Section 6.04, such failure could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect;

provided that nothing in this Section 6.04 shall prohibit (A) the merger or consolidation of a Subsidiary (other than the Borrower) with or into the Parent or a Wholly-Owned Consolidated Subsidiary, (B) the merger or consolidation of a Significant Subsidiary (other than the Borrower) with or into a Person other than the Parent or a Wholly-Owned Consolidated Subsidiary, if the Person surviving such consolidation or merger is a Subsidiary and immediately after giving effect thereto, no Default shall have occurred and be continuing, (C) any transaction permitted pursuant to Section 6.10 or (D) the termination of the legal existence of any Significant Subsidiary (other than the Borrower or any Subsidiary Guarantor, except in connection with a transaction permitted under Section 6.10, if a successor has assumed its obligations hereunder and under the other Financing Documents as contemplated thereby) if the Parent in good faith determines that such termination is in the best interest of the Parent and is not materially disadvantageous to the Lenders.

6.05        Compliance with Laws.  The Parent will comply, and will cause each Significant Subsidiary to comply, in all material respects with all applicable Laws and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where (a) noncompliance therewith could not, based upon the facts and circumstances in existence at the time, reasonably be expected to have a Material Adverse Effect or (b) the necessity of compliance therewith is contested in good faith by appropriate proceedings.

6.06        Inspection of Property, Books and Records.

(a)           The Parent will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which true and correct entries shall be made of its business transactions and activities so that financial statements that fairly present its business transactions and activities can be properly prepared in accordance with GAAP.

(b)           The Parent will permit, and will cause each Significant Subsidiary to permit, representatives of any Lender at such Lender’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all upon reasonable notice to the Parent, at such reasonable times and as often as may reasonably be requested by any Lender.

6.07        Limitation on Restrictions on Subsidiary Dividends and Other Distributions.  The Parent will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by the Parent or any Subsidiary, or pay any Debt owed by any Subsidiary to the Parent or any Subsidiary, (b) make loans or advances to the Parent or any Subsidiary or (c) transfer any of its properties or assets to the Parent or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i)            applicable Law, agreements with foreign governments with respect to assets located in their jurisdiction, or condemnation or eminent domain proceedings,

(ii)           any of the Financing Documents,

(iii)          (A) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or a Subsidiary, or (B) customary restrictions imposed on the transfer of trademarked, copyrighted or patented materials or provisions in agreements that restrict the assignment of such agreements or any rights thereunder,

(iv)          provisions contained in the instruments evidencing or governing Debt or other obligations or agreements, in each case existing on the date hereof,

(v)           provisions contained in documents evidencing or governing any Permitted Securitization Transaction,

(vi)          provisions contained in instruments evidencing or governing Debt or other obligations or agreements of any Person, in each case, at the time such Person (A) shall be merged or consolidated with or into the Parent or any Subsidiary, (B) shall sell, transfer, assign, lease or otherwise dispose of all or substantially all of such Person’s assets to the Parent or a Subsidiary, or (C) otherwise becomes a Subsidiary, provided that in the case of clause (A), (B) or (C), such Debt, obligation or agreement was not incurred or entered into, or any such provisions adopted, in contemplation of such transaction,

(vii)         provisions contained in Refinancings, so long as such provisions are, in the good faith determination of the Parent’s board of directors, not materially more restrictive than those contained in the respective instruments so Refinanced,

(viii)        provisions contained in any instrument evidencing or governing Debt or other obligations of a Subsidiary Guarantor,

(ix)           any encumbrances and restrictions with respect to a Subsidiary imposed in connection with an agreement which has been entered into for the sale or disposition of such Subsidiary or its assets, provided such sale or disposition otherwise complies with this Agreement,

(x)            the subordination (pursuant to its terms) in right and priority of payment of any Debt owed by any Subsidiary (the “Indebted Subsidiary”) to the Parent or any other Subsidiary, to any other Debt of such Indebted Subsidiary, provided that (A) such Debt is permitted under this Agreement and (B) the Parent’s board of directors has determined, in good faith, at the time of the creation of such encumbrance or restriction, that such encumbrance or restriction could not, based upon the facts and circumstances in existence at the time, reasonably be expected to have a Material Adverse Effect,

(xi)           provisions governing Preferred Stock issued by a Subsidiary, provided that such Preferred Stock is permitted under Section 6.08, and

(xii)          provisions contained in debt instruments, obligations or other agreements of any Subsidiary which are not otherwise permitted pursuant to clauses (i) through (xi) of this Section 6.07, provided that the aggregate investment of the Parent in all such Subsidiaries (determined in accordance with GAAP) shall at no time exceed the greater of (a) $300,000,000 or (b) 3% of Consolidated Tangible Assets.

The provisions of this Section 6.07 shall not prohibit (x) Liens not prohibited by Section 6.09 or (y) restrictions on the sale or other disposition of any property securing Debt of any Subsidiary, provided such Debt is otherwise permitted by this Agreement.

6.08        Total Debt.  The Parent will not at any time permit the aggregate outstanding principal amount of Debt of the Consolidated Subsidiaries to exceed an amount equal to 5% of Consolidated Tangible Assets at such time, provided that for purposes of this Section 6.08, “Debt” (A) shall not include (i) Permitted Acquired Debt of any Consolidated Subsidiary, (ii) Debt of any Consolidated Subsidiary (other than the Borrower) outstanding as of the Closing Date, and any Refinancings thereof or (iii) Debt of the Borrower and (B) shall include any Preferred Stock of a Consolidated Subsidiary, valued at the higher of its voluntary or involuntary liquidation value, held by a Person other than the Parent or a Wholly-Owned Consolidated Subsidiary.

6.09        Restrictions on Liens.  The Parent will not, and will not permit any Subsidiary to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)           any Lien existing on any asset on the date hereof securing Debt outstanding on such date;

(b)           any Lien existing on any asset of, or Stock of any Person at the time such Person becomes a Subsidiary, which Lien was not created in contemplation of such event;

(c)           any Lien on any asset securing the payment of all or part of the purchase price of such asset upon the acquisition thereof by the Parent or a Subsidiary or securing Debt (including any obligation as lessee incurred under a capital lease) incurred or assumed by the Parent or a Subsidiary prior to, at the time of or within one year after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing property) or the commencement of full operation of such asset or property, whichever is later), which Debt is incurred or assumed for the purpose of financing all or part of the cost of acquiring such asset or, in the case of real property, construction or improvements thereon; provided, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any asset theretofore owned by the Parent or a Subsidiary, other than assets so acquired, constructed or improved;

(d)           any Lien existing on any asset or Stock of any Person at the time such Person is merged or consolidated with or into the Parent or a Subsidiary which Lien was not created in contemplation of such event;

(e)           any Lien existing on any asset or Stock of any Person at the time of acquisition thereof by the Parent or a Subsidiary, which Lien was not created in contemplation of such acquisition;

(f)            any Lien arising out of the Refinancing of any Debt secured by any Lien permitted by any of the subsections (a) through (e) of this Section 6.09, provided that the principal amount of Debt is not increased and is not secured by any additional assets, except as provided in the last sentence of this Section 6.09;

(g)           any Lien to secure Debt of a Subsidiary to the Parent or to a Wholly-Owned Consolidated Subsidiary;

(h)           any Lien created pursuant to a Permitted Securitization Transaction;

(i)            any Lien in favor of any country (or any department, agency, instrumentality or political subdivision of any country) securing obligations arising in connection with partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or securing obligations incurred for the purpose of financing all or any part of the purchase price (including the cost of installation thereof or, in the case of real property, the cost of construction or improvement or installation of personal property thereon) of the asset subject to such Lien (including, but not limited to, any Lien incurred in connection with pollution control, industrial revenue or similar financings);

(j)            Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any single obligation in an amount exceeding $25,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(k)           Liens incurred and pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(l)            Liens for taxes, assessments and governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Parent or a Subsidiary whose property is subject thereto in good faith by appropriate proceedings as to which adequate reserves are being maintained; and

(m)          Liens not otherwise permitted by the foregoing clauses (a) through (j) of this Section 6.09 securing Debt or other obligations (without duplication) in an aggregate principal amount at any time outstanding not to exceed an amount equal to 5% of Consolidated Tangible Assets at such time.

It is understood that any Lien permitted to exist on any asset pursuant to the foregoing provisions of this Section 6.09 may attach to the proceeds of such asset and, with respect to Liens permitted pursuant to subsections (a), (b), (d), (e), (f) (but only with respect to the Refinancing of a Debt secured by a Lien permitted pursuant to subsections (a), (b), (d) or (e)) or (g) of this Section 6.09, may attach to an asset acquired in the ordinary course of business as a replacement of such former asset.

6.10        Consolidations, Mergers and Sales of Assets.

(a)           No Principal Obligor will consolidate, amalgamate or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of its assets to any other Person, unless

(i)            such Principal Obligor or one of its Subsidiaries is the surviving corporation, or the Person (if other than such Principal Obligor) formed by such consolidation or amalgamation or into which such Principal Obligor is merged or amalgamated, or the Person which acquires by sale or other transfer, or which leases, all or substantially all of the assets of such Principal Obligor (any such Person, the “Successor”), shall be organized and existing under the laws of (A) in the case of a Successor to the Borrower, Luxembourg or the United States, any state thereof or the District of Columbia or (B) in the case of a Successor to the Parent, Bermuda or of the United States, any state thereof or the District of Columbia and shall expressly assume, in a writing executed and delivered to the Paying Agent for delivery to each of the Lenders, in form reasonably satisfactory to the Required Lenders, the due and punctual payment of the principal of and interest on the Loans and the performance of the other obligations under this Agreement and the Notes on the part of such Principal Obligor to be performed or observed, as fully as if such Successor were originally named as such Principal Obligor in this Agreement; and

(ii)           immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iii)          such Principal Obligor has delivered to the Paying Agent a certificate on behalf of such Principal Obligor signed by one of its Responsible Officers and an opinion of counsel, each stating that all conditions provided in this Section 6.10 relating to such transaction have been satisfied.

(b)           Neither Section 6.10(a) nor any other provision of any of the Financing Documents shall be deemed to prohibit the reincorporation or domestication into the United States of the Parent and/or the Borrower, whether under Section 388 of the Delaware General Corporation Law, through merger or consolidation or transfer of assets or in such other manner as may be satisfactory to the Required Lenders, provided that (I) prior to the consummation of such transaction the Paying Agent shall have received each of the following:  (x) evidence in form and substance reasonably satisfactory to the Required Lenders, of its continued existence and continuing liability for its obligations under the Financing Documents or the corporate existence and good standing of the successor entity and of its power and authorization to assume the obligations of the Parent and/or the Borrower, as the case may be, under the Financing Documents, (y) if requested by the Paying Agent, documentation in form and substance reasonably satisfactory to the Required Lenders, pursuant to which such successor entity assumes and agrees to pay and perform the obligations of the Parent and/or the Borrower, as the case may be, under the Financing Documents, and (z) legal opinions in form and substance reasonably satisfactory to the Required Lenders with respect to the transactions effecting such reincorporation, domestication and/or assumption, (II) after giving effect to such reincorporation, domestication and/or assumption, (x) the Parent or its successor entity continues to own and control the Borrower or its successor entity, (y) the Required Lenders are satisfied that such successor entity is of comparable credit quality to the Parent and/or the Borrower, as the case may be, and (z) no Default or Event of Default has occurred and is continuing either before or immediately after the consummation of such reincorporation, domestication and/or assumption.

(c)           Neither Section 6.10(a) nor any other provision of any of the Financing Documents shall be deemed to prohibit the conversion or merger of the Borrower into a Luxembourg partnership or other legal entity organized under Luxembourg law, provided that each of the conditions and requirements set forth in Section 6.10(b) shall also apply to such conversion or merger.

(d)           Upon the satisfaction (or waiver in accordance with Section 10.01) of the conditions set forth in this Section 6.10, a Successor (or other successor referred to in Section 6.10(b)) to the Borrower or the Parent shall succeed, and may exercise every right and power of, the Borrower or the Parent under this Agreement and the Notes and the other Financing Documents with the same effect as if such Successor (or other successor referred to in Section 6.10(b)) had been originally named as the Borrower or the Parent herein and in the Notes and any other Financing Documents, and the Borrower or the Parent, as the case may be, shall be relieved of and released from its obligations under this Agreement and the Notes and the other Financing Documents.

6.11        Transactions with Affiliates.  The Parent will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of Stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate (collectively, “Affiliate Transactions”); provided, however, that the foregoing provisions of this Section 6.11 shall not prohibit the Parent or any of its Subsidiaries from:

(a)           making Restricted Payments (including, for this purpose, transactions expressly excluded from the definition of a Restricted Payment) permitted by Section 6.12,

(b)           making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Parent or such Subsidiary as the terms and conditions which the Parent would reasonably expect to be obtained in a similar transaction with a Person which is not an Affiliate at such time,

(c)           making payments of principal, interest and premium on any Debt of the Parent or such Subsidiary held by an Affiliate if the terms of such Debt are at least as favorable to the Parent or such Subsidiary as the terms which the Parent would reasonably expect to have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate,

(d)           participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Parent or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates,

(e)           paying or granting reasonable compensation and benefits to any director, officer, employee or agent of the Parent or any Subsidiary, or

(f)            engaging in any Affiliate Transaction not otherwise addressed in subsections (a) through (e) of this Section 6.11, the terms of which are not less favorable to the Parent or such Subsidiary than those that the Parent or such Subsidiary would reasonably expect to be obtained in a comparable transaction at such time with a Person which is not an Affiliate.

6.12        Restricted Payments.  The Parent will not, and will not permit any Subsidiary to, declare or make any Restricted Payment unless, after giving effect thereto, the aggregate of all Restricted Payments declared or made after September 30, 2003 does not exceed an amount equal to the sum of (a) $4,800,000,000 plus (b) an amount equal to 50% of Consolidated Net Income, if positive (or an amount equal to 100% of Consolidated Net Income, if negative for such period) for the period from October 1, 2003 through the end of the then most recently ended fiscal quarter of the Parent (treated for this purpose as a single accounting period), plus (c) the aggregate cash proceeds (net of underwriting commissions) received by the Parent (other than from a Subsidiary) from the issuance or sale after September 30, 2003 of Stock or Stock Equivalents of the Parent (other than the proceeds of any Stock or Stock Equivalent which by its terms is subject to redemption otherwise than at the sole option of the Parent); provided, that nothing in this Section 6.12 shall prohibit (i) a Subsidiary from making Restricted Payments to the Parent or to any other Subsidiary or (ii) the payment of any dividend or distribution within 60 days after the declaration thereof if such declaration was not prohibited by this Section 6.12.

6.13        Financial Covenants.

(a)           Consolidated Net Worth.  The Parent will not permit Consolidated Net Worth as of the last day of any fiscal quarter to be less than the sum of (a) $21,000,000,000 plus (b) an aggregate amount equal to 50% of its Consolidated Net Income (but in each case only if a positive number) for each completed fiscal quarter beginning with the period from October 1, 2003 through the end of the then most recently ended fiscal quarter of the Parent (treated for this purpose as a single accounting period) plus (c) an amount equal to 100% of the net proceeds of any issuance by the Parent after the date hereof of Stock or Stock Equivalents.

(b)           Consolidated Leverage Ratio.  The Parent will not permit the Consolidated Leverage Ratio at any time to be greater than 3.5 to 1.0.

6.14        Subsidiary Guarantors.  The Borrower will cause each Subsidiary of the Borrower that now or hereafter Guarantees any Material Debt of the Borrower for or in respect of borrowed money (other than Debt of the Borrower to any other Subsidiary) to promptly thereafter (and in any event within 30 days of executing such Guarantee) cause such Subsidiary to (a) become a Subsidiary Guarantor by executing and delivering to the Paying Agent a Subsidiary Guaranty, and (b) deliver to the Paying Agent documents of the types referred to in clause (iii) of Section 4.01(a) and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty of such Subsidiary), all in form, content and scope reasonably satisfactory to the Paying Agent.

6.15        Use of Proceeds.  The proceeds of each Borrowing made under this Agreement will be used by the Borrower for the purpose of refinancing existing Debt, working capital, the making of capital expenditures and other lawful corporate purposes.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the FRB.

ARTICLE VII.
EVENTS OF DEFAULT AND REMEDIES

7.01        Events of Default.  Any of the following events, if not waived pursuant to Section 10.01, shall constitute an Event of Default:

(a)           any principal of any Loan shall not be paid when due, or any interest, any fees or any other amount payable hereunder shall not be paid within three Business Days of the due date thereof;

(b)           the Parent shall fail to observe or perform any covenant contained in Section 6.08, 6.12 or 6.13;

(c)           the Parent shall fail to observe or perform any covenant contained in Section 6.07 or Sections 6.09 to 6.11, inclusive, and such failure shall not be remedied within five days after any Responsible Officer obtains actual knowledge thereof;

(d)           either Principal Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a), (b) or (c) of this Section 7.01) for 10 days after notice thereof has been given to the Parent by the Paying Agent at the request of any Lender;

(e)           any representation, warranty, certification or statement made in writing by any Obligor in the Financing Documents or in any certificate, financial statement or other document required to be delivered to the Paying Agent or any of the Lenders pursuant to the Financing Documents shall prove to have been incorrect in any material respect when made (or deemed made);

(f)            the Parent or any Subsidiary shall fail to make any payment when due (whether at scheduled maturity, by mandatory prepayment, by acceleration or otherwise) in respect of any Material Debt (after giving effect to any applicable grace period);

(g)           any event or condition shall occur that results in the acceleration of the maturity of, including a requirement for mandatory prepayment of, any Material Debt;

(h)           except in connection with a transaction permitted by Section 6.10 or in connection with a scheme of arrangement pursuant to which any of the direct shareholders of the Parent become indirect shareholders thereof through a newly established holding company, (i) any corporate action is taken authorizing the winding up, liquidation, any arrangement or the taking of any other similar action of or with respect to the Parent or authorizing any corporate action to be taken to facilitate any such winding up, liquidation, arrangement, reorganization or amalgamation or other similar action or any members’ voluntary winding up of the Parent as provided under the Bermuda Companies Law shall be commenced;

(ii)           (A) any petition shall be filed seeking the liquidation, any arrangement or the taking of any other similar action of or with respect to the Parent by the Registrar of Companies in Bermuda, or by any other Person or Persons, or (B) any petition shall be presented for the winding up of the Parent to a court of Bermuda as provided with the Bermuda Companies Law, or (C) any creditors’ winding up of the Parent as provided under the Bermuda Companies Law shall be commenced, or (D) any receiver shall be appointed by a creditor of the Parent or by a court of Bermuda on the application of a creditor of the Parent as provided under any instrument giving rights for the appointment of a receiver thereto, and in the case of any such petition, winding up, appointment, order or other matter, such petition, winding up, appointment, order or other matter, shall remain undismissed and unstayed for a period of 60 days;

(iii)          the Parent or any Significant Subsidiary shall (A) commence a voluntary case or other proceeding seeking liquidation, winding up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or (B) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other similar proceeding commenced against it, or (C) make a general assignment for the benefit of creditors, or (D) fail generally to pay its debts as they become due, or (E) take any corporate action to authorize any of the foregoing; or

(iv)          (A) an involuntary case or other proceeding shall be commenced against the Parent or any Significant Subsidiary seeking liquidation, winding up, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, and such involuntary case or other proceeding shall remain in effect and undismissed and unstayed for a period of 60 days; or (B) an order for relief shall be entered against the Parent or any Significant Subsidiary under the bankruptcy laws of any jurisdiction as now or hereafter in effect;

(i)            a judgment or order for the payment of money in excess of $30,000,000 (after deducting amounts covered by insurance, except to the extent that the insurer providing such insurance has declined such coverage or indemnification) shall be rendered against the Parent or any Subsidiary and, within 60 days after entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment or order is not discharged;

(j)            (x) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of the Parent; or (y) on the last day of any period of twelve consecutive calendar months, a majority of members of the board of directors of the Parent shall no longer be composed of individuals (i) who were members of said board of directors on the first day of such twelve consecutive calendar month period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board of directors, provided that this clause (y) shall not be deemed to apply with respect to any Persons who were members of said board of directors prior to September 30, 2003; and provided, further, that this clause (j) shall not be deemed to apply to a transaction, entered into as part of a transaction described in Section 6.10(b), pursuant to which any of the direct shareholders of the Parent become the indirect shareholders thereof through a newly established holding company;

(k)           the Parent or any Subsidiary shall fail to pay when due any amount owing by it in respect of any performance bond, performance guaranty or bank guaranty issued in lieu of a performance bond or performance guaranty (other than a payment which is disputed by the Parent or such Subsidiary in good faith), and the aggregate of all such defaulted payments shall exceed $50,000,000 at any one time for the Parent and its Subsidiaries;

(l)            any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000;

(m)          the Borrower shall cease to be a Wholly-Owned Consolidated Subsidiary of the Parent; or

(n)           any Financing Document shall cease to be valid and enforceable against any Obligor party thereto (except for the termination of a Subsidiary Guaranty in accordance with its terms), or any Obligor shall so assert in writing.

7.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Paying Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Financing Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Financing Documents or applicable law;

provided, however, that in the case of any of the Events of Default specified in Section 7.01(h), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Paying Agent or any Lender.

7.03        Application of Funds.  After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 7.02), any amounts received on account of the Obligations shall be applied by the Paying Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable Attorney Costs and amounts payable under Article III) payable to the Paying Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Obligors owing under or in respect of the Financing Documents that are due and payable to the Paying Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Paying Agent and the Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE VIII.
PAYING AGENT

8.01        Appointment and Authorization of Paying Agent.  Each Lender hereby irrevocably appoints, designates and authorizes the Paying Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Financing Document, the Paying Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Paying Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Paying Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Financing Documents with reference to the Paying Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.02        Delegation of Duties.  The Paying Agent may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Paying Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

8.03        Liability of Paying Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Obligor or any officer thereof, contained herein or in any other Financing Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Paying Agent under or in connection with, this Agreement or any other Financing Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document, or for any failure of any Obligor or any other party to any Financing Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the properties, books or records of any Obligor or any Affiliate thereof.

8.04        Reliance by Paying Agent.

(a)           The Paying Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent,

certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by the Paying Agent.  The Paying Agent shall be fully justified in failing or refusing to take any action under any Financing Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Paying Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Paying Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

8.05        Notice of Default.  The Paying Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Paying Agent for the account of the Lenders, unless the Paying Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Paying Agent will notify the Lenders of its receipt of any such notice.  The Paying Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Paying Agent has received any such direction, the Paying Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

8.06        Credit Decision; Disclosure of Information by Paying Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Paying Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Obligor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Paying Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Obligors.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Paying Agent herein, the Paying Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Obligors or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

8.07        Indemnification of Paying Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Obligor and without limiting the obligation of any Obligor to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Paying Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Paying Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Document, or any document contemplated by or referred to herein, to the extent that the Paying Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Paying Agent.

8.08        Paying Agent in its Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Obligors and their respective Affiliates as though Bank of America were not the Paying Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Obligor or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Obligor or such Affiliate) and acknowledge that the Paying Agent shall be under no obligation to provide such information to them.  With respect to its Loans Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Paying Agent, and the term “Lender” includes Bank of America in its individual capacity.

8.09        Successor Paying Agent.  The Paying Agent may resign as Paying Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Paying Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor Paying Agent for the Lenders, which successor Paying Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor Paying Agent is appointed prior to the effective date of the resignation of the Paying Agent, the Paying Agent may appoint, after consulting with the Lenders and the Borrower, a successor Paying Agent from among the Lenders.  Upon the acceptance of its appointment as successor Paying Agent hereunder, the Person acting as such successor Paying Agent shall succeed to all the rights, powers and duties of the retiring Paying Agent and the term “Paying Agent,” shall mean such successor Paying Agent and the retiring Paying Agent’s appointment, powers and duties as Paying Agent shall be terminated, without any other or further act or deed on the part of any other Lender.  After any retiring Paying Agent’s resignation hereunder as Paying Agent, the provisions of this Article VIII and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Paying Agent under this Agreement.  If no successor Paying Agent has accepted appointment as Paying Agent by the date which is 30 days following a retiring Paying Agent’s notice of resignation, the retiring Paying Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Paying Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

8.10        Paying Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Paying Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Paying Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Paying Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Paying Agent and their respective agents and counsel and all other amounts due the Lenders and the Paying Agent under Sections 2.03(i) and (j), 2.07 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Paying Agent and, in the event that the Paying Agent shall consent to the making of such payments directly to the Lenders, to pay to the Paying Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Paying Agent and its agents and counsel, and any other amounts due the Paying Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Paying Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Paying Agent to vote in respect of the claim of any Lender in any such proceeding.

8.11        Guaranty Matters.  The Lenders irrevocably authorize the Paying Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under such Subsidiary Guarantor’s Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.  Upon request by the Paying Agent at any time, the Required Lenders will confirm in writing the Paying Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.11.

8.12        Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “Co-Administrative Agent”, “Co-Documentation Agent”, “Co-Syndication Agent,” “Joint Lead Arranger” or “Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE IX.
GUARANTEE

9.01        The Guarantee.  The Parent hereby unconditionally guarantees the full and punctual payment when due (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) of the principal of and interest on the Loans, the Notes and all other amounts whatsoever at any time or from time to time payable or becoming payable under any of the Financing Documents.  This is a continuing guarantee and a guarantee of payment and not merely of collection.  Upon failure by the Borrower to pay punctually any such amount when due as aforesaid, the Parent shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the applicable Financing Document.

9.02        Guarantee Unconditional.  The obligations of the Parent hereunder shall be unconditional and absolute, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected, at any time by:

(i)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under any Financing Document, by operation of law or otherwise;

(ii)           any modification or amendment of or supplement to any Financing Document;

(iii)          any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under any Financing Document;

(iv)          any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of the Parent or the Borrower contained in any Financing Document;

(v)           the existence of any claim, set-off or other rights which the Parent may have at any time against the Borrower, the Paying Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)          any invalidity or unenforceability relating to or against the Borrower for any reason of any Financing Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, in the currency and funds and at the time and place specified herein, of any amount payable by it under any Financing Document; or

(vii)         any other act or omission to act or delay of any kind by the Borrower, the Paying Agent, any Lender or any other Person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of a guarantor or surety.

9.03        Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances.  This Agreement shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Notes,and all other amounts whatsoever payable by the Borrower under the Financing Documents shall have been finally paid in full.  If at any time any payment of any such amount payable by the Borrower under the Financing Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Parent’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

9.04        Waiver by the Parent.  The Parent irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

9.05        Subrogation.  Upon making any payment hereunder with respect to the Borrower, the Parent shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Parent shall not enforce any payment by way of subrogation until all amounts of principal of and interest on the Loans and all other amounts payable by the Borrower under the Financing Documents have been paid in full and the Commitments have been terminated.

9.06        Stay of Acceleration.  In the event that acceleration of the time for payment of any amount payable by the Borrower under any Financing Document is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Parent hereunder forthwith on demand by the Required Lenders.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower or any other Obligor therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Obligor, as the case may be, and acknowledged by the Paying Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Financing Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Financing Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)           change Section 2.11 or Section 7.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           except as contemplated by Section 6.10, release the Parent from its obligations under Section 9 without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Paying Agent in addition to the Lenders required above, affect the rights or duties of the Paying Agent under this Agreement or any other Financing Document; and (ii) Section 10.07(h)

may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02      Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or the Paying Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (a copy of each of which shall be provided by the Paying Agent to the Borrower upon its request) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Paying Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Paying Agent pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Financing Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Obligors, the Paying Agent and the Lenders.  The Paying Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Limited Use of Electronic Mail.  Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01, and to distribute Financing Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)           Reliance by Paying Agent and Lenders.  The Paying Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Paying Agent may be recorded by the Paying Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Paying Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Paying Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Financing Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs, and (b) to pay or reimburse the Paying Agent and each Lender for all costs and expenses incurred while a Default has occurred and is continuing in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Financing Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Paying Agent and the cost of independent public accountants and other outside experts retained by the Paying Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor accompanied by an invoice in reasonable detail.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

10.05      Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) while a Default has occurred and is continuing, the enforcement, performance or administration of any Financing Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Parent, any Subsidiary or any other Obligor, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Obligor, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee, (ii) breach of the confidentiality provisions contained in Section 10.08 or (iii) a dispute solely among the Lenders.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect, consequential or punitive damages relating to this Agreement or any other Financing Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor accompanied by an invoice in reasonable detail.  The agreements in this Section shall survive the resignation of the Paying Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Paying Agent or any Lender, or the Paying Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Paying Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Paying Agent upon demand its applicable share of any amount so recovered from or repaid by the Paying Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07      Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than as contemplated by Section 6.10, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Paying Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Paying Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Paying Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Paying Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Paying Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the

Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, and the Note theretofore held by the assignor Lender shall be returned to the Borrower in exchange for a new Note, payable to the assignee Lender and reflecting its retained interest (if any) hereunder.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Paying Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Paying Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Paying Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Paying Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Paying Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.11 and 3.06 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent subject always to Section 3.06.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Paying Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Paying Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Financing Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Paying Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Financing Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Financing Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

10.08      Confidentiality.  Each of the Paying Agent and the Lenders shall maintain the confidentiality of the Information (as defined below) and shall not use the Information except for purposes relating directly to the Financing Documents and the credit facility contemplated hereby, except that Information may be disclosed by the Paying Agent and the Lenders (a) to their and their Affiliates’ directors, officers, employees and agents whom they determine need to know such Information in connection with matters relating directly to the Financing Documents and the credit facility contemplated hereby, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Paying Agent and Lenders, as appropriate, shall be responsible for breach of this Section by any of them), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or upon order of any court or administrative agency of competent jurisdiction, to the extent required by such order and not effectively stayed on appeal or otherwise, or as otherwise required by law; provided that in the case of any intended disclosure under this clause (c), the recipient thereof shall (unless otherwise required by applicable law) give the Parent not less than five Business Days’ prior notice (or such shorter period as may, in the good faith discretion of the recipient, be reasonable under the circumstances or may be required by any court or agency under the circumstances), specifying the Information involved and stating such recipient’s intention to disclose such Information (including the manner and extent of such disclosure) in order to allow the Parent an opportunity to seek an appropriate protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any action or proceeding relating to this Agreement or any other Financing Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing to be bound by the provisions of this Section (and of which the Parent shall be a third party beneficiary), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower referencing this Section 10.08, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, a breach of another confidentiality agreement to which the Paying Agent or such Lender is a party or any other legal or fiduciary obligation of the Paying Agent or such Lender or (y) becomes available to the Paying Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from or on behalf of any Obligor relating to any Obligor or any of their respective businesses, other than any such information that the Paying Agent or any Lender proves is available to the Paying Agent or any Lender on a nonconfidential basis prior to disclosure by any Obligor from a source which is not, to the knowledge of the recipient, prohibited from disclosing such information by a confidentiality agreement or other legal or fiduciary obligation to the Obligors.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions and exercised due care to maintain the confidentiality of such Information.  Notwithstanding anything herein to the contrary, “Information” shall not include, and the Paying Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Paying Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.  The provisions of the foregoing sentence are intended solely to comply with the requirements of the presumption in Treasury Regulation Section 1.6011-4(b)(3)(iii) and are not intended to permit disclosure of any Information that is not subject to the requirements of such presumption.  In addition to other remedies, the Obligors shall be entitled to specific performance and injunctive and other equitable relief for breach of this Section 10.08.

10.09      Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Obligor, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Obligors against any and all Obligations owing to such Lender hereunder or under any other Financing Document, now or hereafter existing, irrespective of whether or not the Paying Agent or such Lender shall have made demand under this Agreement or any other Financing Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrower and the Paying Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Paying Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Paying Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12      Integration.  This Agreement, together with the other Financing Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Financing Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Paying Agent or the Lenders in any other Financing Document shall not be deemed a conflict with this Agreement.  Each Financing Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Paying Agent and each Lender, regardless of any investigation made by the Paying Agent or any Lender or on their behalf and notwithstanding that the Paying Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.14      Severability.  If any provision of this Agreement or the other Financing Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15      Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE;

PROVIDED THAT THE PAYING AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PRINCIPAL OBLIGOR, THE PAYING AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH PRINCIPAL OBLIGOR, THE PAYING AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY FINANCING DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH PRINCIPAL OBLIGOR, THE PAYING AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.  EACH PRINCIPAL OBLIGOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON IT AND WILL BE GIVEN EFFECT IN LUXEMBOURG TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND MAY BE ENFORCED IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY (OR ANY OTHER COURTS TO THE JURISDICTION OF WHICH SUCH PRINCIPAL OBLIGOR IS OR MAY BE SUBJECT) BY A SUIT UPON SUCH JUDGMENT, PROVIDED THAT SERVICE OF PROCESS IS EFFECTED UPON IT IN ONE OF THE MANNERS SPECIFIED HEREIN OR AS OTHERWISE PERMITTED BY LAW.

(c)           EACH PRINCIPAL OBLIGOR HEREBY IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, HAVING AN OFFICE ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN SUBSECTION (b) ABOVE IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY.  EACH PRINCIPAL OBLIGOR REPRESENTS AND WARRANTS THAT SUCH AGENT HAS AGREED IN WRITING TO ACCEPT SUCH APPOINTMENT AND THAT A TRUE COPY OF SUCH DESIGNATION AND ACCEPTANCE HAS BEEN DELIVERED TO THE PAYING AGENT.  IF SUCH AGENT SHALL CEASE SO TO ACT, EACH PRINCIPAL OBLIGOR COVENANTS AND AGREES TO DESIGNATE IRREVOCABLY AND APPOINT WITHOUT DELAY ANOTHER SUCH AGENT SATISFACTORY TO THE PAYING AGENT AND TO DELIVER PROMPTLY TO THE PAYING AGENT EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

(d)           EACH PRINCIPAL OBLIGOR HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION, OR PROCEEDING OF THE NATURE REFERRED TO

IN SUBSECTION (b) ABOVE IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY BY SERVICE OF PROCESS UPON THE AGENT OF SUCH PRINCIPAL OBLIGOR, AS THE CASE MAY BE, FOR SERVICE OF PROCESS IN SUCH JURISDICTION APPOINTED AS PROVIDED IN SUBSECTION (c) ABOVE; PROVIDED THAT, TO THE EXTENT LAWFUL AND POSSIBLE, WRITTEN NOTICE OF SAID SERVICE UPON SUCH AGENT SHALL BE MAILED BY REGISTERED AIRMAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO SUCH PRINCIPAL OBLIGOR AT ITS ADDRESS SPECIFIED ON THE SIGNATURE PAGES HEREOF OR TO ANY OTHER ADDRESS OF WHICH SUCH OBLIGOR SHALL HAVE GIVEN WRITTEN NOTICE TO THE PAYING AGENT.  EACH PRINCIPAL OBLIGOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PRINCIPAL OBLIGOR IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH PRINCIPAL OBLIGOR.

(e)           NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE PAYING AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT THE RIGHT OF THE PAYING AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST EITHER PRINCIPAL OBLIGOR IN THE COURTS OF ANY JURISDICTION OR JURISDICTIONS.

10.16      Judgment Currency.  If, under any applicable law and whether pursuant to a judgment being made or registered against either Principal Obligor or for any other reason, any payment under or in connection with this Agreement, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement, such Principal Obligor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

10.17      Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY

AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.18      Waiver of Immunities

TO THE EXTENT PERMITTED BY APPLICABLE LAW, IF EITHER PRINCIPAL OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET-OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH PRINCIPAL OBLIGOR HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS TO WHICH IT IS A PARTY.  EACH PRINCIPAL OBLIGOR AGREES THAT THE WAIVERS SET FORTH ABOVE SHALL BE TO THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TYCO INTERNATIONAL GROUP S.A.

By:	/s/ Kevin O'Kelly-Lynch

Name:	Kevin O'Kelly-Lynch

Title:	Managing Director

TYCO INTERNATIONAL LTD.

By:	/s/ David J. FitzPatrick

Name:	David J. FitzPatrick

Title:	Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Paying Agent

By:	/s/ John Pocalyko

Name:	John W. Pocalyko

Title:	Managing Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ John Pocalyko

Name:	John W. Pocalyko

Title:	Managing Director

CITICORP NORTH AMERICA, INC., as a Lender

By:	/s/ William Martens, III

Name:	William Martens, III

Title:	Managing Director

ABN AMRO BANK N.V.

By:	/s/ Eric Oppenheimer

Name:	Eric Oppenheimer

Title:	Vice President

By:	/s/ Todd Miller

Name:	Todd J. Miller

Title:	Assistant Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/ John Wade

Name:	John Wade

Title:	Director

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:	/s/ Jay Levit

Name:	Jay Levit

Title:	Vice President

By:	/s/ Salustiano Machado

Name:	Salustiano Machado

Title:	Vice President

THE BANK OF N.T. BUTTERFIELD & SON LTD.

By:	/s/ J.W. Raynde

Name:	J.W. Raynde

Title:	Vice President

By:	/s/ Curtis Sallantyne

Name:	Curtis Sallantyne

Title:	Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ William E. Zarrett

Name:	William E. Zarrett

Title:	Managing Director

BANK ONE

By:	/s/ Grover A. Fitch

Name:	Grover A. Fitch

Title:	Managing Director

BARCLAYS BANK PLC

By:	/s/ John Giannone

Name:	John Giannone

Title:	Director

BAYERISCHE HYPO-UND VEREINSBANK AG, New York Branch

By:	/s/ Marianne Weinzinger

Name:	Marianne Weinzinger

Title:	Director

By:	/s/ Patricia Grieve

Name:	Patricia Grieve

Title:	Director

BAYERISCHE LANDESBANK NEW YORK BRANCH

By:	/s/ Oliver Hildenbrand

Name:	Oliver Hildenbrand

Title:	Vice President

By:	/s/ James H. Boyle

Name:	James H. Boyle

Title:	Vice President

BEAR STEARNS CORPORATE LENDING INC.

By:	/s/ Lawrence Alletto

Name:	Lawrence Alletto

Title:	Vice President

BNP PARIBAS

By:	/s/ Richard Pace

Name:	Richard Pace

Title:	Director

By:	/s/ Nanette Baudon

Name:	Nanette Baudon

Title:	Vice President

COMMERZBANK AG, New York and Grand Cayman Branches

By:	/s/ Robert S. Taylor

Name:	Robert S. Taylor

Title:	Senior Vice President

By:	/s/ Andrew P. Lusk

Name:	Andrew P. Lusk

Title:	Vice President

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

By:	/s/ Peter Chauvin

Name:	Peter Chauvin

Title:	Vice President

By:	/s/ Alain Daoust

Name:	Alain Daoust

Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Iain Stewart

Name:	Iain Stewart

Title:	Director

By:	/s/ Patrick Dutilly

Name:	Patrick Dutilly

Title:	Vice President

FLEET NATIONAL BANK

By:	/s/ Marwan Isbaih

Name:	Marwan Isbaih

Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ W.W. Archer

Name:	William W. Archer

Title:	Authorized Signatory

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

By:	/s/ Tony McMahon

Name:	Tony McMahon

Title:	Associate Director

By:	/s/ Tara Lochran

Name:	Tara Lochran

Title:	Senior Executive

ING BELGIUM SA/NV

By:	/s/ Yves Adler

Name:	Yves Adler

Title:	Director

By:	/s/ Robert Maurissen

Name:	Robert Maurissen

Title:	Director

JPMORGAN CHASE BANK

By:	/s/ Robert T. Sacks

Name:	Robert T. Sacks

Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC.

By:	/s/ Jane E. Gillard

Name:	Jane E. Gillard

Title:	Authorized Signatory

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ Joshua C. Becker

Name:	Joshua C. Becker

Title:	Officer

MELLON BANK, N.A.

By:	/s/ Daniel J. Lenckos

Name:	Daniel J. Lenckos

Title:	First Vice President

MERRILL LYNCH BANK USA

By:	/s/ Louis Alder

Name:	Louis Alder

Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Robert Gallagher

Name:	Robert Gallagher

Title:	Vice President

MORGAN STANLEY BANK

By:	/s/ Jaap L. Tonckens

Name:	Jaap L. Tonckens

Title:	Vice President

THE NORTHERN TRUST COMPANY

By:	/s/ Ashish S. Bhagwat

Name:	Ashish S. Bhagwat

Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Frank Guerra

Name:	Frank Guerra

Title:	Senior Vice President

SAN PAOLO IMI S.p.A.

By:	/s/ Renato Carducci

Name:	Renato Carducci

Title:	General Manager

By:	/s/ Luca Sacchi

Name:	Luca Sacchi

Title:	Vice President

SOCIETE GENERALE

By:	/s/ Ambrish Thanawala

Name:	Ambrish Thanawala

Title:	Director

UBS LOAN FINANCE LLC

By:	/s/ Barbara Ezell-McMichael

Name:	Barbara Ezell-McMichael

Title:	Associate Director

By:	/s/ Joselln Fernandes

Name:	Joselln Fernandes

Title:	Associate Director

WESTPAC BANKING CORPORATION

By:	/s/ Andrew Ramsay

Name:	Andrew Ramsay

Title:	Head of Relationship Management

SCHEDULE 1

PRICING GRID

Rating Level Period	Applicable Facility Fee Rate	Applicable Margin	Applicable Margin
		(Eurodollar Rate Loans other than Term Loans)	(Eurodollar Rate Loans that are Term Loans)
1	7.0 bps	43.0 bps	143.0 bps
2	9.0 bps	66.0 bps	166.0 bps
3	12.5 bps	75.0 bps	175.0 bps
4	15.0 bps	85.0 bps	185.0 bps
5	20.0 bps	105.0 bps	205.0 bps
6	37.5 bps	137.5 bps	237.5 bps

1

SCHEDULE 2.01

COMMITMENTS
AND COMMITMENT PERCENTAGES

Lender	Commitment	Commitment Percentage
Bank of America, N.A.	$69,000,000	6.900000000%
Citicorp North America, Inc.	$69,000,000	6.900000000%
ABN AMRO Bank N.V.	$54,000,000	5.400000000%
Deutsche Bank AG New York Branch	$54,000,000	5.400000000%
Goldman Sachs Credit Partners L.P.	$54,000,000	5.400000000%
JPMorgan Chase Bank	$54,000,000	5.400000000%
Morgan Stanley Bank	$54,000,000	5.400000000%
UBS Loan Finance LLC	$54,000,000	5.400000000%
Barclays Bank plc	$40,000,000	4.000000000%
BNP Paribas	$40,000,000	4.000000000%
Credit Suisse First Boston, acting through its Cayman Islands Branch	$40,000,000	4.000000000%
The Royal Bank of Scotland plc	$40,000,000	4.000000000%
Lehman Commercial Paper Inc.	$30,000,000	3.000000000%
Mellon Bank, N.A.	$30,000,000	3.000000000%
Merrill Lynch Bank USA	$30,000,000	3.000000000%
The Bank of Nova Scotia	$30,000,000	3.000000000%
Societe Generale	$30,000,000	3.000000000%
Banco Bilbao Vizcaya Argentaria S.A.	$20,000,000	2.000000000%
Commerzbank AG, New York and Grand Cayman Branches	$20,000,000	2.000000000%
Bank One	$16,000,000	1.600000000%
Bayerische Hypo-Und Vereinsbank A.G., New York Branch	$16,000,000	1.600000000%
Bayerische Landesbank New York Branch	$16,000,000	1.600000000%
Bear Stearns Corporate Lending Inc.	$16,000,000	1.600000000%
Fleet National Bank	$16,000,000	1.600000000%
Manufacturers and Traders Trust Company	$16,000,000	1.600000000%
San Paolo IMI S.p.A.	$16,000,000	1.600000000%
The Northern Trust Company	$14,000,000	1.400000000%
The Governor and Company of the Bank of Ireland	$12,000,000	1.200000000%
Australia and New Zealand Banking Group Limited	$10,000,000	1.000000000%
The Bank of N.T. Butterfield & Son Ltd.	$10,000,000	1.000000000%
ING Belgium NV/SA	$10,000,000	1.000000000%
Mizuho Corporate Bank, Ltd.	$10,000,000	1.000000000%
Westpac Institutional Bank	$10,000,000	1.000000000%
Total	$1,000,000,000	100.000000000%

1

SCHEDULE 5.05

LITIGATION

None.

1

SCHEDULE 10.02

PAYING AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

Notice to

Kevin O’Kelly-Lynch

Tyco International Group S.A.

17, bd Grande-Duchesse Charlotte

L-1331 Luxembourg

Fax: +352 46-43-50

Tel: +352  46-43-40-352

email: KOKellyLynch@TYCO.COM

with CC: to

Judith A. Reinsdorf

Tyco International (US) Inc.

9 Roszel Rd.

Princeton NJ 08540

Fax: (609) 720-4320

Tel: (609) 720-4340

email: jreinsdorf@TYCO.COM

Website address:  www.tyco.com

PAYING AGENT:

Paying Agent’s Office
(for payments and Requests for Borrowings):

Bank of America, N.A.

Street Address  101 North Tryon Street

Mail Code:  NC1-001-15-04
City, State ZIP Code Charlotte, NC  28255

Attention:  Laura Schultz

Telephone:  704-388-6484

Facsimile:   704-409-0008

Electronic Mail:  laura.a.schultz@bankofamerica.com

Account No.:  1366212250600

Ref:    Tyco International

ABA# 026009593

Other Notices as Paying Agent:

Bank of America, N.A.
Agency Management
101 North Tryon Street, 15th Floor

1

Mail Code:  NC1-001-15-02
Charlotte, NC  28255

Attention:  Kimberly Williams

Telephone:  704-387-5451

Facsimile:  704-409-0650

Electronic Mail:  kim.williams@bankofamerica.com

2

EXHIBIT A

FORM OF LOAN NOTICE

Date:                   ,

To:          Bank of America, N.A., as Paying Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 22, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tyco International Group S.A., a Luxembourg company (the “Borrower”), Tyco International Ltd., a Bermuda company (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Paying Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]

TYCO INTERNATIONAL GROUP S.A.

By:
Name:
Title:

A - 1

EXHIBIT B

FORM OF NOTE

New York, New York
                           , 2003

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                                 or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 22, 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Tyco International Ltd., the Lenders from time to time party thereto, and Bank of America, N.A., as Paying Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Paying Agent for the account of the Lender in Dollars in immediately available funds at the Paying Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Parent Guaranty and each Subsidiary Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Except as otherwise provided in the Agreement, the Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

TYCO INTERNATIONAL GROUP S.A.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Paying Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower(s):

4.	Paying Agent: Bank of America, N.A, as the Paying Agent under the
Credit Agreement

5.

Credit Agreement: The Credit Agreement, dated as of December 22, 2003 among Tyco International Group S.A., as Borrower, Tyco International Ltd., as Parent Guarantor, the Lenders parties thereto, and Bank of America, N.A., as Paying Agent

(1)  Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitments For all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment
$	$		%
$	$		%
$	$		%

[7.	Trade Date: ](2)

Effective Date:                                           , 20   [TO BE INSERTED BY PAYING AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](3) Accepted:

[NAME OF PAYING AGENT], as
Paying Agent

By:
Title:

[Consented to:](4)

By:
Title:

(2)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

(3)  To be added only if the consent of the Paying Agent is required by the terms of the Credit Agreement.

(4)  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

 CREDIT AGREEMENT DATED AS OF DECEMBER 22, 2003 AMONG TYCO INTERNATIONAL GROUP S.A., AS BORROWER, TYCO INTERNATIONAL LTD., AS PARENT GUARANTOR, THE LENDERS PARTIES THERETO, AND BANK OF AMERICA, N.A., AS PAYING AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                 Representations and Warranties.

1.1.              Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Document.

1.2.              Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Paying Agent or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Paying Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

2.                 Payments.  From and after the Effective Date, the Paying Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Paying Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                 General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.